Exhibit 99.4

PINNACLE ENTERTAINMENT ANNOUNCES TERMINATION OF CASH TENDER OFFER FOR ITS OUTSTANDING 7.5% SENIOR SUBORDINATED NOTES DUE 2015 AND ANNOUNCES CONDITIONAL NOTICE OF OPTIONAL REDEMPTION OF 7.5% NOTES

LAS VEGAS, NV, March 5, 2012 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it has terminated its cash tender offer and consent solicitation for any and all of its outstanding 7.5% Senior Subordinated Notes due 2015 (the “Notes”), which it commenced earlier today at a price of $1,030 per $1,000 principal amount of valid tenders Notes prior to an early consent date.

The Company also announced today that it has mailed to holders of the Notes a conditional notice of optional redemption of all of the Notes at a redemption price of $1,037.50 per $1,000 principal amount, plus accrued and unpaid interest through (but not including) the redemption date, which is scheduled for March 20, 2012. The redemption of the Notes is conditioned upon the closing and receipt of net proceeds from a proposed debt financing transaction announced today in an amount sufficient to redeem the Notes. The aggregate principal amount of Notes currently outstanding is $385 million.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements, including statements concerning the proposed debt financing and the anticipated use of the net proceeds therefrom. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012 and other filings made by the Company with the Commission. All forward-looking statements are expressly qualified in their entirety by such factors.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, Indiana and Nevada, and a racetrack in Ohio. Pinnacle is also developing L’Auberge Casino & Hotel Baton Rouge. Pinnacle also owns a 26% equity stake in Asian Coast Development (Canada) Ltd., an international development and real estate company currently developing Vietnam’s first large-scale integrated casino-resort. For more information about Pinnacle Entertainment, please visit www.pnkinc.com.

CONTACT:

Investor Relations	Media Relations
Vincent Zahn	Ginny Shanks
VP, Finance and Investor Relations	EVP, Chief Marketing Officer
702/541-7777 or investors@pnkmail.com	702/541-7777 or gshanks@pnkmail.com

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